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                                                                   Exhibit 6.13

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 22nd day of November, 2000 by and between Innofone.com, Inc., a Nevada corporation (hereinafter, the "Company"), and Ronald Crowe (hereinafter, "Executive"), to be effective as of the date hereof (the "Effective Date").

         WHEREAS Executive is Vice President of the Company; and

         WHEREAS the Company desires to retain Executive as Vice President of the Company, and Executive is willing to serve as such, all in accordance with the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. EMPLOYMENT. On and after the date hereof, Executive shall continue to be employed as Vice President of the Company. Executive's responsibilities under this Agreement shall be in accordance with the policies and objectives established by the Board of Directors of the Company (the "Board"). Executive will report directly to the Chief Executive Officer of the Company.

         2. EMPLOYMENT PERIOD. This Agreement will begin on the Effective Date and, unless earlier terminated in accordance with Section 5 hereof, will expire on the first anniversary of the Effective Date (the "Employment Period").

         3. EXTENT OF SERVICE. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it will not be a violation of this Agreement for Executive to (a) serve on corporate, civic or charitable boards or committees, and (b) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive's responsibilities as an employee of the Company in accordance with this Agreement.

         4. COMPENSATION AND BENEFITS.

            (a) BASE SALARY. During the Employment Period, the Company will pay to Executive a base salary in the amount of US$150,000 per year ("Base Salary"), less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Company' payroll practices from time to time.

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            (b) ANNUAL BONUS. Executive shall be entitled to an annual bonus in such amount as may be determined by the Board in its discretion.

            (c) EMPLOYEE BENEFIT PLANS. During the Employment Period, the Company shall provide to Executive, at the Company's sole cost and expense, comprehensive medical and dental insurance (including coverage of Executive's spouse and dependents, if any) disability insurance coverage that provides benefits, in the event of disability, equal to at least 60% of Base Salary, and life insurance on the life of Executive equal to at least 5 times Base Salary. During the Employment Period, Executive shall be eligible to participate in all pension, welfare, incentive compensation, and other employee benefit plans, practices, policies and programs provided by the Company and its affiliated companies, including, without limitation, medical, prescription, dental, disability, group life, accidental death and travel accident insurance plans and programs on the same basis and to the same extent as other senior executives of the Company.

            (d) MONTHLY ALLOWANCE. During the Employment Period, the Company shall provide to Executive a monthly car allowance in the amount of $1,000.

            (e) EXPENSES. During the Employment Period, Executive will be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company and its affiliates.

            (f) FRINGE BENEFITS. During the Employment Period, Executive will be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company and its affiliated companies in effect for senior executives of the Company.

            (g) VACATION. During the Employment Period, Executive will be entitled to four weeks of paid vacation annually.

         5. TERMINATION OF EMPLOYMENT.

            (a) DEATH OR DISABILITY. Executive's employment will terminate automatically upon Executive's death during the Employment Period. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Section 14(d) hereof of its intention to terminate Executive's employment. In such event, Executive's employment will terminate effective on the 30th day after receipt by Executive of such written notice, provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" means the existence of any physical or mental condition of Executive that results in Executive's receipt of long-term disability benefits under the long term disability insurance coverage provided to Executive pursuant to Section 4(c) hereof.


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            (b) TERMINATION FOR CAUSE. The Company may terminate Executive's employment during the Employment Period for Cause. The effective date of any such termination shall be the date specified by the Company, which date may be any date on or after the date notice of such termination is provided to Executive.

            (c) TERMINATION WITHOUT CAUSE. The Company may terminate the employment of the Executive hereunder without Cause for any reason by providing Executive with a written notice of termination at least thirty (30) days prior to the effective date of such termination.

            (d) TERMINATION BY EXECUTIVE. Executive may terminate his employment hereunder by providing the Company with a written notice of termination at least thirty (30) days prior to the effective date of such termination.

         6. OBLIGATIONS OF THE COMPANY UPON TERMINATION OF EMPLOYMENT.

            (a) TERMINATION BY THE COMPANY WITHOUT CAUSE PRIOR TO A CHANGE IN CONTROL. If Executive's employment is terminated by the Company without Cause prior to a Change in Control, the Company shall: (i) pay to Executive a lump sum severance payment, in cash, without discount, equal to the product of (A) the number of days remaining in the Employment Period from and after the Date of Termination, and (B) Executive's Base Salary at the rate in effect immediately prior to the Date of Termination divided by 365; and (ii) continue to provide to Executive, at the Company's sole cost and expense, the insurance coverage described in the first sentence of Section 4(c) hereof for the remainder of the Employment Period and for 1 year thereafter as if Executive continued to be employed by the Company at Executive's Base Salary. The Company shall also be obligated to pay Executive his Accrued Compensation and timely pay or provide to Executive any Other Benefits to which Executive is entitled.

            (b) VOLUNTARY RESIGNATION OTHER THAN AFTER A CHANGE IN CONTROL FOR GOOD REASON. If Executive's employment is terminated by Executive other than for Good Reason after a Change in Control (and other than by reason of Executive's death or Disability), the Company shall pay to Executive his Accrued Compensation and shall timely pay or provide to Executive any Other Benefits to which Executive is entitled.

            (c) TERMINATION AFTER A CHANGE IN CONTROL OTHER THAN FOR CAUSE OR FOR GOOD REASON. If Executive's employment is terminated upon or after a Change in Control either by the Company without Cause or by Executive for Good Reason (and in either case, other than by reason of Executive's death or Disability), the Company shall pay or provide to Executive to the payments and benefits described in the following provisions of this Section 6(c):

                  (i) LUMP-SUM SEVERANCE PAYMENT. The Company shall pay to Executive a lump sum severance payment, in cash, without discount, equal to three (3) times the sum of (A) Executive's annual Base Salary at the rate

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         in effect immediately prior to the Date of Termination (not taking into account any reduction in Base Salary that would constitute Good
         Reason), and (B) Executive's Average Bonus. For purposes of this Agreement, Executive's "Average Bonus" means the average of Executive's annual bonuses paid by the Company or any of its affiliates for the two fiscal years during which Executive has been employed by the Company or any of its affiliates immediately preceding the fiscal year in which the Date of Termination occurs;

                  (ii) VESTING OF OPTIONS. Any and all options to purchase common stock of the Company then held by Executive will, to the extent not already vested, become fully vested as of the Date of Termination and shall be fully exercisable at any time thereafter prior to the respective expiration dates of such options, and any provision contained in the plans(s) and/or agreement(s) otherwise governing the terms of such options that are inconsistent therewith are hereby modified to the extent necessary to provide for such vesting.

                  (iii) CONTINUED BENEFITS. For a thirty-six (36) month period after the Date of Termination (the "Benefits Period"), the Company shall provide Executive with group term life insurance, health insurance, accident and long-term disability insurance benefits (collectively, "Welfare Benefits") substantially similar in all respects to those that Executive was receiving immediately prior to the Date of Termination (not taking into account any reduction in such Welfare Benefits that would constitute Good Reason). During the Benefits Period, Executive will be entitled to elect to change his level of coverage and/or his choice of coverage options (such as Executive only or family medical coverage) with respect to the Welfare Benefits to be provided by the Company to Executive to the same extent that actively employed senior executives of the Company are permitted to make such changes; provided, however, that in the event of any such changes Executive shall pay the amount of any cost increase that would actually be paid by an actively employed senior executive of the Company by reason of making the same changes in his or her level of coverage or coverage options;

                  (iv) ACCRUED COMPENSATION AND OTHER BENEFITS. To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive his Accrued Compensation and any Other Benefits to which Executive is entitled.

            (d) DISABILITY. If Executive's employment is terminated by reason of Executive's Disability during the Employment Period, the Company shall pay to

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Executive his Accrued Compensation and timely pay or provide any Other Benefits to which Executive is entitled.

            (e) DEATH. If Executive's employment is terminated by reason of Executive's death during the Employment Period, the Company shall pay to Executive's estate Executive's Accrued Compensation and timely pay or provide any Other Benefits to which Executive's beneficiaries or estate are entitled under the terms of the plans, programs, policies, agreements and contracts under which such Other Benefits are provided.

            (f) TERMINATION FOR CAUSE. If Executive's employment is terminated for Cause during the Employment Period, this Agreement will terminate without further obligations to Executive, other than for payment of any Accrued Compensation and the timely payment or provision of any Other Benefits to which Executive is entitled.

         7. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. In the event that, (i) Executive becomes entitled to severance benefits or any other benefits or payments in connection with a Change in Control, whether pursuant to the terms of this Agreement or otherwise (collectively, the "Total Benefits") and (ii) any of the Total Benefits will be subject to the excise tax (the "Excise Tax") imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Benefits and any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes upon the payment provided for by this Section 7, will be equal to the Total Benefits. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and the amount of such Excise Tax, the amount of the Total Benefits that will be treated as subject to the Excise Tax shall be equal to the amount of the Total Benefits reduced by the amount of such Total Benefits that, in the opinion of tax counsel selected by the Company ("Tax Counsel") and reasonably acceptable to Executive are not excess parachute payments (within the meaning of Section 280G(b)(1) of the Code).

         For purposes of this Section 7, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Date of Termination, net of the reduction in federal income taxes that could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by Executive). Except as otherwise provided herein, all determinations required to be made under this Section shall be made by Tax Counsel.

         In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive's

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employment, Executive shall repay to the Company, at the time the amount of such reduction in Excise Tax is fully determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment being repaid by Executive to the extent that such repayment results in a reduction in Excise
Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment to Executive in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined.

         8. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which Executive may qualify, nor shall anything herein limit such rights as Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination will be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

         9. CONFIDENTIAL INFORMATION. At all times while Executive is employed by the Company and thereafter, Executive will hold in strict confidence, and not use, except for the benefit of the Company, or disclose to any third party other than as may be authorized by the Company, any "Confidential Information." "Confidential Information" means any information (including any tangible embodiments thereof) used in the Company's business that is disclosed by the Company to Executive, developed by Executive for the Company, or to which Executive otherwise has access while employed by the Company, directly or indirectly, whether in writing, orally, by observation or in any other form or manner. Confidential Information includes, but is not limited to, information concerning the Company's research or development efforts, methods, trade secrets, technical data, designs, know-how, inventions, discoveries, processes, technology, engineering information, government classified information, computer software, product or marketing plans, information concerning the Company's vendor or customer relationships or finances, cost and price information, investments, and other information concerning the Company's business operations or affairs. Confidential Information includes information that the Company has received, or in the future will receive, from third parties to the same extent it includes information developed by or for the Company. Upon the termination of Executive's employment and at any other time upon the Company's request, Executive

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will deliver to the Company (and not retain any copies of, recreate or deliver to anyone else or use) any and all embodiments of Confidential Information, records, notes, correspondence, reports, manuals, software, passwords, keys, entry cards, identification cards, Company-provided credit cards, computers and other equipment, data (including digital data on Company-provided computers) and any other documents or property, including copies of any of the foregoing, provided by the Company, developed by Executive in whole or in part in connection with Executive's employment by the Company, or otherwise belonging to the Company. Executive will not improperly use or disclose to the Company any confidential or proprietary information or trade secrets of any other employer, person or entity, and will not bring onto the premises of the Company any unpublished document or confidential or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

         10. OWNERSHIP OF INVENTIONS AND DEVELOPMENTS

            (a) DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND DEVELOPMENTS. Executive agrees to promptly and fully communicate in writing to the Company (to such department or officer of the Company and in accordance with such procedures as the Company may direct from time to time) any and all inventions, discoveries, concepts, improvements, processes, technology, know-how, trade secrets, works of authorship and other developments, including machines, manufactures, compositions of matter, software, products, documentation, data, designs, flow charts, specifications and mask works, whether or not patentable or copyrightable, that are solely or jointly conceived, developed or reduced to practice by Executive if they (i) were conceived, developed or reduced to practice by Executive in the performance of Executive's duties for the Company or during normal working hours; (ii) were conceived, developed or reduced to practice by Executive using Confidential Information or Company equipment, supplies, facilities, personnel, software or other resources; (iii) relate to the Company's business or actual or demonstrably anticipated research or development of the Company; or (iv) result from any work performed by Executive for the Company (collectively, the "Developments"). Executive acknowledges that all Developments that are works of authorship will be deemed "works made for hire" prepared for and owned by the Company, within the meaning of the copyright laws of the United States and any similar laws of other jurisdictions. Executive agrees to, and does hereby, irrevocably assign to the Company or its designee, to the extent not already vested in the Company, (i) all of Executive's right, title and interest in and to such Developments, including any patent rights, trade secret rights, copyrights, mask work rights and all other proprietary rights therein that may be secured in any place under laws now or hereafter in effect; (ii) all claims, demands and causes of action arising out of or relating to infringements of such Developments; (iii) the right to apply for and obtain patents, copyrights and other intellectual property protection for such Developments.

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            (b) EXECUTION OF DOCUMENTS. During the period of Executive's employment and thereafter, Executive agrees to execute patent applications and applications for copyright or mask work registration, and execute assignments and such other documents and take such other actions considered advisable by the Company or its counsel to convey to the Company, apply for, prosecute, maintain, perfect, enforce or defend patents, copyright or mask work registrations or other intellectual property protection for, or otherwise protect, any Developments to which the Company has rights under this Agreement in the United States, other countries, or both, as the Company may deem advisable. The Company will bear the cost thereof.

            (c) INVENTIONS AND DEVELOPMENTS RETAINED. This Agreement does not apply to any Developments Executive made before Executive's employment with the Company. To clearly establish Executive's rights, Executive has previously notified the Company in writing of any Developments, whether or not patentable or copyrightable and whether or not reduced to practice, made by Executive prior to Executive's employment with the Company that are owned by Executive (rather than by Executive's employer(s), if any), together with the approximate dates of their creation.

         11. MITIGATION. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

         12. CERTAIN LEGAL EXPENSES. The Company shall pay to Executive all reasonable legal fees and expenses incurred by Executive in contesting or disputing in good faith any termination of employment hereunder that occurs after a Change in Control or in seeking to obtain or enforce any right or benefit provided by this Agreement in connection with Executive's termination of employment hereunder after a Change in Control or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of Executive's respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

         13. ASSIGNMENT; SUCCESSORS.

            (a) ASSIGNMENT BY EXECUTIVE. The obligations of Executive hereunder are personal and may not be assigned or delegated by Executive or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer.

            (b) SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company

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would be required to perform it if no such succession had taken place. As used in this Agreement, "the Company" means the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

         14. MISCELLANEOUS.

            (a) GOVERNING LAW. Except to the extent preempted by federal law and without reference to principles of conflict of laws, the laws of the State of Florida will govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

            (b) CAPTIONS. The captions in this Agreement are not part of the provisions hereof and shall have no force or effect.

            (c) AMENDMENTS AND MODIFICATIONS. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives, which writing makes specific reference to this Agreement.

            (d) NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Company:                 Innofone.com, Inc.

                                            600 North Pine Island Road,

                                            Suite 450

                                            Plantation, Florida 33324



         If to Executive:                   Ronald Crowe

                                            C/O 600 North Pine Island Road,

                                            Suite 450

                                            Plantation, Florida 33324


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or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.

            (e) SEVERABILITY. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which will remain in full force and effect.

            (f) WITHHOLDING. the Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (g) WAIVER. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

            (h) TIMING OF PAYMENTS. The payments provided for in Sections 6 and 7 shall be made within 30 days after the Date of Termination, provided, however, that (i) Other Benefits shall be paid in accordance with the terms of the applicable plans, programs, policies, contracts, and agreements providing for such Other Benefits, and (ii) if the amounts of such payments cannot be finally determined on or before such date, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B)of the Code from the Date of Termination to the payment of such remainder) as soon as the amount thereof can be determined but in no event later than the 45th day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from the Date of Termination to the repayment of such excess).

            (i) ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and it supersedes and invalidates any previous employment or severance agreements or contracts between them. No representations, inducements, promises or agreements, oral or otherwise, that are not embodied herein shall be of any force or effect.

         15. CERTAIN DEFINITIONS.

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         (a) "ACCRUED COMPENSATION" means all amounts of compensation for services rendered by Executive to the Company or any affiliate that have been earned or accrued through the Date of Termination but that have not been paid as of the Date of Termination, including (i) Base Salary, (ii) reimbursement (in accordance with the Company' expense reimbursement policy) for reasonable and necessary business expenses incurred by Executive on behalf of the Company during the period ending on the Date of Termination, and (iii) vacation pay.

         (b) "CAUSE" means:

                  (i) the willful and continued failure of Executive to substantially perform Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties;

                  (ii) the willful engaging by Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company;

                  (iii) personal dishonesty or breach of fiduciary duty to the Company that in either case results or was intended to result in personal profit to Executive at the expense of the Company; or

                  (iv) willful violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment or supervisory agreement, which violation is materially and demonstrably injurious to the Company.

         (c) "CHANGE OF CONTROL" means, and shall be deemed to have occurred, if:

                  (i) any Person (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), as modified and used in Sections 13(d)(3) and 14(d) thereof, excluding employee benefit plans of the Company or any of its affiliates, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, of Company securities representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities ("Voting Power") if, at such time, the Voting Power represented by Company securities beneficially owned by such Person exceeds the Voting Power represented by the Company securities beneficially owned by Larry Hunt, Ron Crowe and Richard Quinney;

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                  (ii) the Company consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a "Fundamental Transaction") with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined Voting Power immediately after such Fundamental Transaction of (A) the Company's outstanding securities, (B) the surviving entity's outstanding securities, or (C) in the case of a division, the outstanding securities of each entity resulting from the division;

                  (iii) the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company's assets; or

                  (iv) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied).

         (d) "GOOD REASON" means the occurrence during the Employment Period and after a Change in Control of any of the following events:

                  (i) the assignment to Executive, without Executive's written consent, of any duties inconsistent in any material respect with Executive's position, authority, duties or responsibilities immediately prior to the Change in Control or any other action by the Company that results in a diminution in any material respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of notice thereof given by Executive;

                  (ii) the Company's requiring Executive to be based at any office or location that is more than fifty (50) miles from Executive's office or location immediately prior to the Change in Control;

                  (iii) the failure by the Company (a) to continue in effect any compensation or benefit plan in which Executive participates


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         immediately prior to the Change in Control that is material to
         Executive's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (b) to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants;

                  (iv) the failure by the Company to honor all the terms and provisions of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive.

         (e) "DATE OF TERMINATION" means the date as of which Executive's employment terminates hereunder.

         (f) "OTHER BENEFITS" means amounts or benefits required to be paid or provided to Executive or that Executive is eligible to receive under any plan, program, policy, contract, or agreement maintained by the Company or any of its affiliates or to which the Company or any of its affiliates is a party.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

                                       INNOFONE.COM, INC.

                                       By: Larry Hunt

                                       Title: President & CEO



                                       EXECUTIVE:

                                       Ronald Crowe

                                       _______________________________


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